Exhibit 3.13.1

ARTICLES OF INCORPORATION

OF

HAWKER BEECHCRAFT INTERNATIONAL DELIVERY CORPORATION

I, the undersigned incorporator, hereby form and establish a for profit corporation under the laws of the State of Kansas.

Article I

Name

The name of the corporation is Hawker Beechcraft International Delivery Corporation.

Article II

Registered Office and Resident Agent

The address of its registered office is 9709 E. Central, Wichita, Sedgwick County, Kansas, 67206. The name of its resident agent at such address is Gail E. Lehman.

Article III

Purpose

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the general corporation code of Kansas.

Article IV

Capital Stock

The total number of shares of stock which the corporation shall have authority to issue is 100,000 shares of common stock with no par value per share.

Article V

Board of Directors

The name and mailing address of the person(s) who are to serve as the initial directors of the corporation until the first annual meeting of shareholders or until a successor or successors are elected and qualified are as follows:

Gail E. Lehman

9709 E. Central

Wichita, KS 67206

Directors need not be elected by written ballot unless required by the Bylaws of the corporation.

Article VI

Bylaws

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal bylaws of the corporation.

Article VII

Personal Liability of Directors

A director shall not be personally liable to the corporation or its stockholders, policyholders or members for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (A) for any breach of the director’s duty of loyalty to the corporation or its stockholders, policyholders or members, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under the provisions of K.S.A. 17-6424 and amendments thereto or (D) for any transaction from which the director derived an improper personal benefit. Such provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Article VIII

Amendment of Articles

The corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute. All rights conferred upon stockholders herein are granted subject to this reservation.

Article IX

Incorporator

The name and mailing address of the incorporator is:

Name	Mailing Address

Brent A. Mitchell	100 N. Broadway
Suite 500
Wichita, KS 67202

IN WITNESS WHEREOF, I have hereunto set my name this 16th day of November, 2007.

/s/ Brent A. Mitchell
Brent A. Mitchell

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